FOR IMMEDIATE RELEASE

Contact:

Kenia Zamarripa

Umami Sustainable Seafood Inc.

(619) 544-9177

UMAMI ANNOUNCES RESIGNATION OF

CHIEF EXECUTIVE OFFICER AND CHAIRMAN

SAN DIEGO, Calif., December 10, 2012—The Board of Directors of Umami Sustainable Seafood Inc. (OTCBB:UMAM) (“Umami” or the “Company”), today announced that Oli Valur Steindorsson resigned from all of his positions with the Company and from all of his positions with all of the Company’s subsidiaries, including Chairman of the Company’s Board of Directors (the “Board”) and Chief Executive Officer of the Company, effective immediately.

The Board has appointed James White as Chairman of the Board. Mr White, 52, has served as a member of the Board since January 2011. He has been the Managing Partner and President of Baynes & White Inc., a consulting and actuarial firm, from May 1993 to the present. Mr. White served on the board of directors of Patricia Mining Corp. from October 2005 to December 2008, Matamec Explorations Inc. from July 2006 to October 2009 and Sydney Resource Corp. He is currently a director and member of the audit committee of PC Gold Corp., Auriga Gold Corp., and Currency Exchange International, all of which are Canadian public companies. He is also a member of the compensation committee of Auriga Gold Corp and Currency Exchange International. The Company believes that Mr. White is qualified to serve as the chairman of the Board due to his financial background and experience in the debt and equity markets.

The Board has is currently conducting a search for a new Chief Executive Officer.

About Umami
Umami Sustainable Seafood Inc. (OTCBB:UMAM) fishes for and farms Bluefin Tuna by employing environmentally sound fishing practices and fish farming practices, referred to as aquaculture. Umami owns and operates Kali Tuna, a Croatian-based aquaculture operation raising Northern Bluefin Tuna in the Croatian part of the Adriatic Sea. It also owns and operates Baja Aqua Farms, a Mexico-based operation for Pacific Bluefin Tuna in the Pacific Ocean off Baja California, Mexico. Umami’s objective is to become the market leader in aquaculture for Bluefin Tuna by seeking growth opportunities resulting from market consolidation and scientific progress in the industry. For more information, please visit www.umamiseafood.com.